Exhibit 99.1
News Release
For more information, contact:

Land O’Lakes, Inc.	CHS Inc.
Jeanne Forbis: 651-481-2071	Lani Jordan: 651-355-4946
Brian Delgado: 651-766-1664	Annette Degnan: 651-355-5126
CHS and Land O’Lakes to Sell Selected Agriliance Retail South Assets to Agri-AFC
(St. Paul, Minn.) April 8, 2009 — CHS Inc., and Land O’Lakes, Inc., announced today that Agri-AFC, LLC, headquartered in Decatur, Alabama, will acquire the Agriliance Retail South locations in Georgia, along with two locations in Mississippi.
The Georgia locations being acquired by Agri-AFC are in Waynesboro, Sasser, Hawkinsville, Rochelle, Arabi, Sylvester and Camilla. In Mississippi, the locations are at Hattiesburg and Magnolia.
Agri-AFC was formed in 2003 as a joint venture between Alabama Farmers Cooperative, Inc., and Agriliance LLC. In 2007, Winfield Solutions, LLC, a Land O’Lakes company, acquired Agriliance’s interest in Agri-AFC. Agri-AFC provides crop input products to Alabama Farmer’s Coop member cooperatives through seven fertilizer terminals, three crop protection warehouses, and two seed warehouses. In addition, Agri-AFC operates seven former Agriliance retail locations in south Alabama and southwest Georgia. The acquisition of the Agriliance locations in Georgia and Mississippi supports Agri-AFC’s strategic plan for growth.
Agriliance will continue to operate and aggressively support its remaining retail locations, while continuing to investigate other repositioning opportunities.
Land O’Lakes, Inc. (www.landolakesinc.com) is a national, farmer-owned food and agricultural cooperative with annual sales of $12 billion. Land O’Lakes is a Fortune 300 company which does business in all 50 states and more than 50 countries. It is a leading marketer of a full line of dairy-based consumer, foodservice and food ingredient products across the United States; serves its international customers with a variety of food and animal feed ingredients; and provides farmers and ranchers with an extensive line of agricultural supplies (feed, seed, and crop protection products) and services. Land O’Lakes also provides agricultural assistance and technical training in more than 25 developing nations.
CHS Inc. (www.chsinc.com) is a diversified energy, grains and foods company committed to providing the essential resources that enrich lives around the world. A Fortune 200 company, CHS is owned by farmers, ranchers and cooperatives, along with thousands of preferred stockholders across the United States. CHS supplies energy, crop nutrients, grain, livestock feed, food and food ingredients, along with business solutions including insurance, financial and risk management services. The company operates petroleum refineries/pipelines and manufactures, markets and distributes Cenex® brand refined fuels, lubricants, propane and renewable energy products. CHS is listed on the NASDAQ at CHSCP.